EXHIBIT 99.1

Contact:
Joseph Kaveski, CEO John Davenport, President Eric Hilliard, COO Nick Berchtold, CFO 440-715-1300

Investor Relations Contact:
BPC Financial Marketing John Baldissera 800-368-1217

ENERGY FOCUS, INC. REPORTS THIRD QUARTER 2008 RESULTS
11% year over year growth led by a 33% increase in EFO® sales

SOLON, Ohio, November 6, 2008 -- Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the third quarter ended September 30, 2008.
Financial and operating highlights include the following:
•
Revenues for the third quarter of 2008 were $6.4 million, an increase of 11% over revenues of $5.7 million for the third quarter 2007. The net loss in the quarter was $1.6 million ($0.11 per share) compared to a net loss of $3.2 million ($0.28 per share) in the third quarter of 2007.

•
Year-to-date revenues were $18.8 million, an increase of 8% over revenues of $17.5 million for the first three quarters of 2007.  Year-to-date net loss was $6.7 million ($0.48 per share) compared to a net loss of $7.7 million ($0.67 per share) for the first three quarters of 2007.

•
The company finished the third quarter with a balance sheet showing cash at $12.4 million and total shareholders’ equity of $24.7 million, which includes $9.3 million received March 17, 2008 from an equity financing, net of expenses. Cash growth in the third quarter of 2008 was $0.2 million, compared to cash utilization of $1.2 million for the third quarter of 2007.

•
Operating expenses decreased by 25%, $1.3 million, for the quarter compared to the third quarter of 2007. The improvement was the result of actions taken in 2007 as well as in the first half of 2008 having effect in Q3.  Continued reductions in expenses are expected in Q4.

•	EFO sales increased to $2.7 million for the third quarter of 2008, compared to $2.0 million for the third quarter of 2007.
•
In view of the current economic environment, the company has revised its previous 2008 EFO sales forecast of 100% growth over 2007 to about a 60% growth rate, or approximately $11 million in EFO sales for this year.

“I continue to be encouraged by our growth.  Despite the difficult economy, our energy efficient products continue to be in demand.    I am also excited by the success of our cost containment measures which have led to positive cash flow in the third quarter,” said Joe Kaveski, CEO of Energy Focus, Inc.

Mr. Kaveski continued, “We were pleased to report our first two successes that demonstrate traction in building Energy Focus into a full-service lighting energy solutions provider.  Our recent successes with Great Lakes Cold Storage and Architectural Floors of Cleveland clearly show that customers value our unique technologies, expertise and our comprehensive approach to improving their bottom lines.”

Energy Focus, Inc. management will host a conference call on November 6, 2008 at 4:30 p.m. EST (1:30 p.m. PST) to review the third quarter 2008 financial results and other corporate events, followed by a Q & A session. Dialing 1-888-542-9137 (US/Canada) or 1-706-758-4961 (International/Local) can access the call. The conference ID number is 71538301. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.  The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site. A replay of the conference call will be available two hours after the call for the following seven days by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 (international/local) and entering the following pass code: 71538301. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com.

About Energy Focus
Energy Focus, Inc. is the leading supplier of energy solutions and the world's only supplier of EFO, a lighting technology which is more efficient than conventional electric lamps. Energy Focus products are designed, manufactured and marketed for the commercial lighting, sign and swimming pool, and spa markets. Energy Focus solutions provide energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Customers include supermarket chains, retail stores, museums, theme parks and casinos, hotels, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The company has additional offices in Pleasanton, CA, United Kingdom and Germany. For more information, see http://www.energyfocusinc.com.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2008 and thereafter the potential growth of EFO sales based upon its energy savings over conventional lighting. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Energy Focus' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, higher than anticipated expenses, unanticipated costs of integrating acquisitions into the Energy Focus operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Energy Focus financial results, please refer to the Company's SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,443	$8,412
Accounts receivable trade, net	3,724	3,698
Inventories, net	6,423	6,888
Prepaid and other current assets	302	381
Total current assets	23,742	19,379

Fixed assets, net	4,707	5,316
Goodwill, net	4,318	4,359
Other assets	103	59
Total assets	$32,020	$29,113

LIABILITIES
Current liabilities:
Accounts payable	$2,319	$2,265
Accrued liabilities	1,843	1,473
Deferred revenue	244	244
Credit line borrowings	1,063	1,159
Short-term bank borrowings	1,189	1,726
Total current liabilities	6,658	6,867
Other deferred liabilities	62	62
Deferred tax liabilities	372	252
Long-term bank borrowings	262	314
Total liabilities	7,354	7,495

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	65,715	55,682
Accumulated other comprehensive income	502	815
Accumulated deficit	(41,552)	(34,880)
Total shareholders’ equity	24,666	21,618
Total liabilities and shareholders’ equity	$32,020	$29,113

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2008	2007	2008	2007
Net sales	$6,357	$5,745	$18,810	$17,458
Cost of sales	4,047	3,757	12,813	11,720
Gross profit	2,310	1,988	5,997	5,738
Operating expenses:

Research and development	569	805	2,170	1,963
Sales and marketing	2,118	2,390	6,700	7,338
General and administrative	1,198	1,668	3,750	3,813
Restructure expense	--	308	--	397
Total operating expenses	3,885	5,171	12,620	13,511
Loss from operations	(1,575)	(3,183)	(6,623)	(7,773)
Other income (expense):
Other income/(expense)	(14)	35	18	77
Interest income	45	51	53	190

Loss before income taxes	(1,544)	(3,097)	(6,552)	(7,506)
Benefit from (provision for) income taxes	(40)	(78)	(120)	(145)
Net loss	$(1,584)	$(3,175)	$(6,672)	$(7,651)

Net loss per share – basic and diluted	$(0.11)	$(0.28)	$(0.48)	$(0.67)

Shares used in computing net loss per share – basic and diluted	14,832	11,501	13,950	11,467